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                                                November 6, 2000


Morgan Stanley Dean Witter Diversified Income Trust
Two World Trade Center
New York, New York  10048

Ladies and Gentlemen:

     This opinion is being furnished to Morgan Stanley Dean Witter Diversified Income Trust, a Massachusetts business trust ("Diversified Income "), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to be filed by Diversified Income in connection with the acquisition by Diversified Income, of substantially all the assets of Morgan Stanley Dean Witter World Wide Income Trust, a Massachusetts business trust ("World Wide"), in exchange for shares of beneficial interest of Diversified Income ("Shares") and the assumption by Diversified Income of certain stated liabilities of World Wide pursuant to an Agreement and Plan of Reorganization dated as of October 26, 2000 (the "Reorganization Agreement"). We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

     As to matters of Massachusetts law contained in this opinion, we have relied upon the opinion of Nutter, McClennen & Fish LLP, dated November 3, 2000.

     Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable (except for the potential liability of shareholders described in Diversified Income's Statement of Additional Information dated February 3, 2000 under the caption "Capital Stock And Other Securities").

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,


                                         /s/ Mayer, Brown & Platt